                                                                      EXHIBIT 20


COLUMBIA/HCA                                                      NEWS
------------
HEALTHCARE CORPORATION                                   FOR IMMEDIATE RELEASE


COLUMBIA/HCA INVESTOR CONTACT:                          CONSORTIUM CONTACT:
Mark Kimbrough                                          Arda Nazerian
615/344-2688                                            Salomon Smith Barney
                                                        212/816-8572
COLUMBIA/HCA MEDIA CONTACT:
Jeff Prescott
615/344-6708


                         COLUMBIA/HCA TO SELL HOSPITALS
                 TO NOT-FOR-PROFIT CONSORTIUM FOR $1.2 BILLION


     NASHVILLE, TENNESSEE, MAY 19, 1998--Columbia/HCA Healthcare Corporation (NYSE: COL) today announced that it had agreed to sell 22 hospitals and certain related facilities to a consortium of not-for-profit entities and public authorities (Consortium) for an aggregate sale price of approximately $1.2 billion. The hospitals are part of Columbia/HCA's Atlantic Group which the Company previously announced plans to divest.

  The Consortium is comprised of: Alliant Health System, Louisville, Kentucky; Baptist Health, Montgomery, Alabama; Duke University Health System, Durham, North Carolina; Eliza Coffee Memorial Hospital, Florence, Alabama; Johnson City Medical Center Hospital, Johnson City, Tennessee; New Hanover Regional Medical Center, Wilmington, North Carolina; Novant Health, Winston-Salem, North Carolina; and Pitt County Memorial Hospital, Greenville, North Carolina.

     Columbia/HCA Chairman and CEO, Thomas F. Frist, Jr. M.D., stated, "This move is the right thing to do for these communities. It is also another positive step forward in completion of the Company's strategic reorganization."

     "This transaction is the largest purchase ever by not-for-profit health care organizations of hospitals and facilities," said David Cyganowski and Fred Hessler, co-heads of the Health Care Finance Group at Salomon Smith Barney. "We are pleased to have brought together the Consortium members with Columbia/HCA."

     While the transaction was negotiated jointly, Columbia/HCA has entered into separate purchase agreements with each member of the Consortium. In general, each of the Consortium members is an independent purchaser with no shared liabilities among the group. However, Columbia/HCA maintains the right not to complete the transactions unless and until the conditions to consummate a substantial majority of the facilities have been satisfied.

  The transaction is not contingent upon financing conditions. However, the transaction is subject to customary conditions, including state regulatory, antitrust and certain other approvals. The transactions are expected to be completed in the third quarter.

  Goldman, Sachs & Co. is acting as financial advisor to Columbia/HCA. Salomon Smith Barney is acting as financial advisor to the Consortium.

                                      ###

The above statements may include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The information involves risks and uncertainties as detailed from time to time in the Company's filings with the Securities and Exchange Commission.

All references to "Company" and "Columbia/HCA" as used throughout this document refer to Columbia/HCA Healthcare Corporation and its affiliates.

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

                                                                        MAY 1998

                                FACILITY SUMMARY


===========================================================================================
        BUYER                                    FACILITY                  CITY/STATE
===========================================================================================
New Hanover Regional Medical Center         Brunswick Hospital                   Supply, NC
                                            Cape Fear Memorial               Wilmington, NC

Novant Health                           Presbyterian Orthopedic Hospital*     Charlotte, NC

Pitt County Memorial Hospital               Heritage Hospital                   Tarboro, NC

Alliant Health System                       Audubon Hospital                 Louisville, KY
                                            Southwest Hospital               Louisville, KY
                                           Spring View Hospital                 Lebanon, KY
                                             Suburban Hospital               Louisville, KY

Eliza Coffee Memorial Hospital            Medical Center Shoals           Muscle Shoals, AL
                                         Northwest Medical Center          Russellville, AL
                                            Florence Hospital                  Florence, AL

Baptist Health                         East Montgomery Medical Center        Montgomery, AL
                                         Four Rivers Medical Center               Selma, AL
                                        Montgomery Regional Medical          Montgomery, AL
                                                    Center
                                         Northridge Medical Center           Prattville, AL
                                       **Montgomery Surgery Center           Montgomery, AL

Johnson City Medical Center Hospital   Johnson City Specialty Hospital     Johnson City, TN
                                             Northside Hospital            Johnson City, TN
                                         Indian Path Medical Center           Kingsport, TN
                                            Indian Path Pavilion              Kingsport, TN
                                          Sycamore Shoals Hospital         Elizabethton, TN
                                        NE TN Rehabilitation Hospital      Johnson City, TN

Duke University Health System             Raleigh Community Hospital            Raleigh, NC

 *Novant currently owns 50% of Presbyterian Orthopedic Hospital;
  non-consolidating joint venture
**Ambulatory Surgery Center

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